Exhibit 99.1

Contact:

Sylvia Wheeler
Director, Corporate Communications
Cerus Corporation
(925) 288-6061

CERUS CORPORATION ANNOUNCES SECOND QUARTER RESULTS

CONCORD, Calif., July 24, 2003 – Cerus Corporation (Nasdaq: CERS) today announced results for the second quarter ended June 30, 2003.

The net loss for the second quarter of 2003 was $16.8 million, or $0.97 per share, compared to a net loss of $11.3 million, or $0.71 per share, for the second quarter of 2002. The increase in the net loss for the quarter was due primarily to decreased revenue from development agreements, under which Cerus received a $5.0 million milestone payment from Baxter in the second quarter of last year, and increased interest expense.

Total revenue from government grants, development agreements and products sales was $2.0 million for the second quarter of 2003, compared to $5.6 million for the second quarter of 2002, which included the $5.0 million milestone payment from Baxter.

At June 30, 2003, the company had cash, cash equivalents and short-term investments of $135.8 million.

“Important recent accomplishments for the company included a study showing the ability of the INTERCEPT Blood System to inactivate the SARS virus, agreement with the FDA on the pathway to regulatory approval of the INTERCEPT Blood System for platelets in the United States and additional capital obtained through a public stock offering and further funding from the U.S. Army,” said Stephen Isaacs, president and chief executive officer of Cerus. “Looking forward, our top priority continues to be supporting Baxter’s efforts in penetrating the $115 million European platelet market.”

Recent Cerus Corporation highlights include:

•                  INTERCEPT Blood System: Demonstrated the system’s ability to inactivate the virus that causes Severe Acute Respiratory Syndrome (SARS) in platelets and red blood cells;

•                  INTERCEPT Blood System for platelets in Europe: Baxter received a 1.8 million euro commitment from a blood center in Spain for purchases of the INTERCEPT Blood System over a two-year period;

•                  INTERCEPT Blood System for platelets in the United States: Reached agreement with FDA on the steps required for completing the PMA submission in the United States;

•                  Cooperative Agreements with the U.S. Armed Forces: Received an additional $6.2 million award, which increased total funding to $16.2 million for projects initiated under a 2001 agreement with the Department of Defense;

•                  Financing: Completed a public offering of 6,000,000 shares of common stock with net proceeds to the company of $54.1 million; and

•                  Board of Directors: Announced the appointment of Timothy B. Anderson, a retired senior vice president of Baxter International Inc., whose responsibilities at Baxter included global commercialization of transfusion therapy products.

Cerus and subsidiaries of Baxter International Inc. are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. The INTERCEPT Blood System for platelets is being launched in Europe. The product is not yet approved in the United States. The companies are also in late stage development of the INTERCEPT Blood System for plasma and red blood cells.

QUARTERLY CONFERENCE CALL

The company has scheduled its quarterly conference call for 4:30 p.m. EDT today. Interested parties can access a live Internet broadcast at http://www.firstcallevents.com/service/ajwz378739680gf12.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

ABOUT CERUS

Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company’s Helinx technology.  The Intercept Blood System is designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a trademark of Cerus Corporation.

INTERCEPT and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding clinical trials, regulatory filings, product development, potential efficacy against emerging pathogens and commercial potential are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing, rates of enrollment and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.

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CERUS CORPORATION
SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenue	$2,003	$5,649	$3,272	$6,152

Operating expenses:
Research and development	14,752	14,484	29,447	26,405
General and administrative	2,823	3,024	5,518	5,826
Total operating expenses	17,575	17,508	34,965	32,231
Loss from operations	(15,572)	(11,859)	(31,693)	(26,079)
Interest income (expense), net	(1,200)	575	(2,238)	1,248
Net loss	$(16,772)	$(11,284)	$(33,931)	$(24,831)

Net loss per share - basic and diluted	$(0.97)	$(0.71)	$(2.04)	$(1.57)
Shares used in computing net loss per share - basic and diluted	17,317	15,782	16,644	15,767

Condensed Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002

Cash, cash equivalents and short-term investments	$135,784	$64,318
Accounts receivable from related parties	6	46
Accounts receivable and other current assets	4,287	2,884
Furniture and equipment, net	4,092	5,547
Other assets	154	152

Total assets	$144,323	$72,947

Accounts payable to a related party	$7,142	$8,538
Other current liabilities	7,695	8,224
Long-term debt, payable to a related party	52,917	—
Capital lease obligation, less current portion	—	16
Stockholders’ equity	76,569	56,169

Total liabilities and stockholders’ equity	$144,323	$72,947